New Perspective Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$309,895
Class B	$4,004
Class C	$3,023
Class F	$6,594
Total	$323,516
Class 529-A	$2,907
Class 529-B	$142
Class 529-C	$216
Class 529-E	$130
Class 529-F	$35
Class R-1	$33
Class R-2	$1,007
Class R-3	$3,656
Class R-4	$3,571
Class R-5	$14,428
Total	$26,125

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2570
Class B	$0.0795
Class C	$0.0813
Class F	$0.2500
Class 529-A	$0.2523
Class 529-B	$0.0587
Class 529-C	$0.0665
Class 529-E	$0.1844
Class 529-F	$0.2442
Class R-1	$0.0955
Class R-2	$0.1141
Class R-3	$0.2055
Class R-4	$0.2778
Class R-5	$0.3225

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,196,835
Class B	51,480
Class C	41,456
Class F	26,692
Total	1,316,463
Class 529-A	14,504
Class 529-B	2,789
Class 529-C	4,041
Class 529-E	895
Class 529-F	181
Class R-1	564
Class R-2	11,561
Class R-3	22,779
Class R-4	17,514
Class R-5	50,215
Total	125,043

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$29.53
Class B	$29.01
Class C	$28.88
Class F	$29.44
Class 529-A	$29.41
Class 529-B	$28.99
Class 529-C	$28.99
Class 529-E	$29.22
Class 529-F	$29.39
Class R-1	$28.95
Class R-2	$28.98
Class R-3	$29.20
Class R-4	$29.37
Class R-5	$29.58